ION Announces Ruling in Appeal on WesternGeco Patent Infringement Lawsuit

HOUSTON, TX – July 2, 2015 – ION Geophysical Corporation (NYSE: IO) today announced that on July 2, 2015, a panel of justices on the U.S. Court of Appeals for the Federal Circuit in Washington, D.C. reversed in part and affirmed in part the patent infringement judgment against ION in favor of WesternGeco granted by the United States District Court for the Southern District of Texas in May 2014.
As previously disclosed by the Company, WesternGeco filed the lawsuit, styled WesternGeco L.L.C. v. ION Geophysical Corporation, in June 2009, alleging that ION’s DigiFIN™ lateral streamer control system infringed numerous method and apparatus claims contained in patents held by WesternGeco U.S. for marine seismic streamer steering devices. In May 2014, the United States District Court entered final judgment in favor of WesternGeco and ordered ION to pay $123.8 million in damages, prejudgment interest and costs to WesternGeco, plus post-judgment interest. ION appealed the judgment to the U.S. Court of Appeals for the Federal Circuit in Washington, D.C.
On July 2, 2015, the U.S. Court of Appeals for the Federal Circuit in Washington, D.C. reversed in part the judgment, holding the district court erred by including lost profits in the final judgment. Lost profits were $93.4 million and prejudgment interest was approximately $10.9 million of the $123.8 million final judgment. Pre-judgment interest on the lost profits portion of the final judgment will be treated in the same way as the lost profits. Post-judgment interest will likewise be treated in the same fashion. The opinion is not a final judgment of the Court of Appeals until the mandate issues and could be subject to further proceedings.

Brian Hanson, ION President and Chief Executive Officer, commented, “We are pleased with the decision of the Court of Appeals to reverse the decision of the trial court on lost profits, and ION will continue to vigorously defend its rights. We are confident that when the mandate of the Federal Circuit issues, ION will have a substantial reduction of the May 2014 judgment, leaving an estimated judgment of only $20-24 million.

“We consider the elimination of the lost profits damages to be a total victory for our Company. This case has been an overhang on our business for far too long, and we are glad to have the focus returned to our core business and its continued success as we move forward.

“The real winners of today’s verdict are our shareholders, who have long suffered from the erosion of value caused by this case. We are excited to get back to our business and to continue to build on this success. While this has been a long and arduous process, we feel it is close to a successful end.”

About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION's offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
Jamey Seely
Executive Vice President and General Counsel
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning future activities and the ultimate outcome of litigation, which is inherently unpredictable. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q filed during 2015.

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